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                                                                   Exhibit 10.5


                                 TV FILME, INC.
                              EMPLOYMENT AGREEMENT

            AGREEMENT, dated as of July 26, 1996, by and among TV Filme, Inc., a Delaware corporation ("TV Filme"), ITSA-Intercontinental Telecomunicacoes Ltda., a Brazilian limitada and subsidiary of TV Filme ("ITSA") (each of TV Filme and ITSA individually, an "Employer," and together, the "Employers"), and Hermano Studart Lins de Albuquerque ("Executive").

                                    RECITALS

            WHEREAS, Employers, directly and through their Affiliates (as defined below), are engaged in the subscription television business; and

            WHEREAS, TV Filme is contemplating an initial public offering (the "Initial Public Offering") of shares of its common stock, par value U.S. $.01 per share (the "Common Stock"); and

            WHEREAS, effective upon consummation of the Initial Public Offering, Employers desire to employ Executive, and Executive desires to be employed by Employers, on the terms and conditions set forth in this Agreement.

            NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

            1. Employment and Duties. Employers hereby employ Executive and Executive hereby accepts employment as Chief Executive Officer and Secretary of TV Filme, and in comparable executive positions at ITSA and, if Employers so elect, as an executive officer or director of any company in which either or both Employers holds a majority interest (each such company, together with TV Filme Servicos de Telecomunicacoes Ltda., being hereinafter referred to collectively as the "Subsidiaries"). Executive agrees to serve without additional remuneration in such capacities for the Subsidiaries, with responsibilities and authority commensurate with the nature of Executive's responsibility and authority with Employers as the Board of Directors of TV Filme (the "Board of Directors") may from time to time request, subject to appropriate authorization by the Subsidiaries involved and any limitations under applicable law. Executive shall perform such duties and have such powers and authority as the Board of Directors shall determine, commensurate with Executive's position as an executive officer of TV Filme and ITSA, as the case may be. Executive's services for each of TV Filme and ITSA shall be rendered at ITSA's principal place of business in Brazil (so long as such principal place of business is in a location where ITSA is then conducting subscription television operations), subject to reasonable travel requirements. Executive's failure to discharge an order or perform a function because Executive reasonably and in good faith believes such would violate a law or regulation or be dishonest shall not be deemed a breach by him of his obligations or duties hereunder.
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            2. Services and Exclusivity of Services.

                  2.1 So long as this Agreement shall continue in effect, Executive shall devote his full business time and energy to the business, affairs and interests of Employers and their Subsidiaries and matters related thereto and shall faithfully and diligently endeavor to promote such business, affairs and interests.

                  2.2. Executive may serve as a director or in any other capacity of any business enterprise, including an enterprise whose activities may involve or relate to the business of Employers and their Subsidiaries, provided that such service is expressly approved by the Board of Directors. Executive may make and manage personal business investments of his choice (provided such investments are in businesses which do not compete with Employers and their Subsidiaries or such investments satisfy the standards set forth in the proviso to Section 5.2.1(i) and, in either case, do not require any services on the part of Executive in the affairs of the companies in which such investments are made) and may serve in any capacity with any civic, educational or charitable organization, or any governmental entity or trade association, without seeking or obtaining approval by the Board of Directors, provided such activities and service do not materially interfere or conflict with the performance of his duties hereunder.

            3. Compensation, Expenses and Other Benefits.

                  3.1. Base Salary. Executive shall receive a base salary at a monthly rate of U.S. $9,377.34 (U.S. $125,000.00 on an annual basis) (the "Base Salary"). The Base Salary shall be paid in substantially equal installments consistent with ITSA's normal payroll schedule, but in no event less frequently than bi-weekly, subject to any applicable withholding and other taxes. The Base Salary shall be payable by ITSA in Reals at a rate equal to the U.S. dollar/Real exchange rate in effect at the time of payment. Executive's Base Salary shall be reviewed at least annually by the Board of Directors and may be increased but may not be decreased.

                  3.2. Bonus. In addition to the Base Salary, Executive shall also be eligible to receive an annual bonus (the "Bonus"), payable by ITSA in Reals (calculated in a fashion consistent with paragraph 3.1), in an amount to be determined in the sole and absolute discretion of the Board of Directors, taking into consideration, among other things, the financial and operating performance of TV Filme. The Board of Directors may, in its sole and absolute discretion, award additional bonuses to Executive on other bases as it deems appropriate from time to time.

                  3.3. Stock Options. Executive shall receive, on the date on which this Agreement becomes effective, options (the "Options") to purchase 110,000 shares of Common Stock of TV Filme, in accordance with the terms of the TV Filme, Inc. Stock Option Plan ("Stock Option Plan") and the Stock Option Agreement, to be entered into by and between Executive and TV Filme (the "Stock Option Agreement") concurrently with this Agreement. A form of each of the Stock Option Plan and the Stock Option Agreement is attached hereto as Exhibit A and Exhibit B, respectively.


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                  3.4. Expenses. ITSA shall promptly reimburse Executive for all reasonable expenses incurred by him in connection with the performance of his services under this Agreement upon presentation of appropriate documentation in accordance with ITSA's and its Subsidiaries' customary procedures and policies applicable to its and their senior executives.

                  3.5. Life Insurance; Disability. TV Filme shall obtain (i) a life insurance policy on the life of Executive in the face amount of $1,000,000, naming Executive or his designee as the beneficiary, and (ii) a disability policy covering Executive in the event he becomes disabled, in a monthly amount equal to 60% of Executive's then-current Base Salary, naming Executive as the beneficiary thereof.

                  3.6. Other Benefits. Executive shall be eligible to participate in any accident or health plans and any other employee benefit plans (other than any stock option, life insurance, disability or similar plans) that may from time to time be provided by TV Filme or ITSA to its executive personnel.

                  3.7. Vacation. Executive shall be entitled to reasonable vacations, the timing and duration thereof to be determined by mutual agreement between Executive and the Board of Directors and shall be entitled to paid holidays consistent with Employers' practices.

            4. Termination.

                  4.1. Termination.

                        4.1.1. TV Filme may, in its sole and absolute discretion, subject to the provisions of Section 4.2 hereof and applicable law, terminate Executive's employment hereunder at any time, with or without "Cause," upon notice of such termination to Executive.

                        4.1.2. As used in this Agreement, the following terms shall have the meaning ascribed to them below:

            (i) "Cause" shall have the meaning assigned thereto under the laws of Brazil.

            (ii) "Termination Without Cause" shall mean any termination of employment of Executive (i) by the Board of Directors for reasons other than "Cause" or the death of Executive, (ii) by Executive following the willful and material breach by Employers of their obligations under Section 1 of this Agreement, which breach is not cured within 30 days of notice of such breach to the Board of Directors, or (iii) at the election of the Executive, within 30 days following a "Change of Control" of TV Filme. For purposes of this Agreement, a "Change of Control" shall mean the acquisition of more than 50% of the voting stock of TV Filme by an entity other than a Stockholder or an Affiliate of such Stockholder, as such terms are defined in the Stockholders Agreement entered into by and among TV Filme, Executive and the other parties thereto and dated as of the date hereof.


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                  4.2. Rights Upon Termination.

                        4.2.1. Upon any termination of this Agreement for Cause or upon the voluntary termination by Executive of his employment which does not constitute a Termination Without Cause, TV Filme shall cause ITSA to pay to Executive, within 10 days following such termination, any unpaid Base Salary through the date of termination specified in the termination notice and shall reimburse Executive for reasonable business expenses incurred prior to the date of termination, subject to the provisions of Section 3.4 hereof.

                        4.2.2. Upon termination of this Agreement upon a Termination Without Cause or because of the death of Executive, TV Filme shall cause ITSA to pay to Executive (or to his estate, in the case of death) any unpaid Base Salary through the date of termination specified in the termination notice. In addition, with respect to a Termination Without Cause, TV Filme shall cause ITSA to pay to Executive an additional amount equal to an additional 12-months' Base Salary (the "Severance Payment"). TV Filme shall also cause ITSA to reimburse Executive for reasonable business expenses incurred prior to the date of termination, subject to the provisions of Section 3.4 hereof. TV Filme shall cause ITSA to pay all such amounts in a lump sum within 10 days following such termination, provided that, at ITSA's option, the Severance Payment may be made in equal monthly installments over the 12-month period subsequent to the date of termination specified in the termination notice. If ITSA elects to make such Severance Payment in equal monthly installments, and if Executive accepts other employment or engages in his own business during such 12-month period, Executive shall forthwith notify the Board of Directors, and ITSA shall be entitled to set off against amounts due Executive under this Section 4.2.2 the amounts paid to Executive in respect of such other employment or business activity during such 12-month period; provided, however, that the amount to be set-off shall not exceed one-half of the amount of the Severance Payment.

                        4.2.3. Upon any termination provided for in this Agreement, the Options granted Executive shall be treated in the manner set forth in the Stock Option Agreement.

                        4.2.4. Except as provided herein, Employer shall have no further liability to Executive under this Agreement in respect of any termination of this Agreement.


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            5. Confidentiality and Non-Competition.

                  5.1. Confidentiality. Executive agrees that he will not make use of, divulge or otherwise disclose, directly or indirectly, any trade secret or other confidential information concerning the business, operations, practices, or financial condition of Employers or any of their Subsidiaries ("Confidential Information"), which he may have learned as a result of his employment by Employers or as a stockholder, officer or director of Employers or any of their Subsidiaries, except to the extent such use or disclosure is (a) necessary to the performance of this Agreement, (b) required by applicable law,
(c) authorized by Employers or their Subsidiaries, or (d) information which is in the public domain through no unlawful act of Executive or which Executive lawfully acquires subsequent to termination of his employment with Employers from any person not subject to a confidentiality obligation to Employers or their Subsidiaries. Executive acknowledges and recognizes that the Confidential Information is essential to the unique nature of Employers' business and for that reason, all such materials and information shall at all times remain the exclusive property of Employers. Upon the termination of this Agreement, the physical embodiment of all such Confidential Information furnished and supplied to Executive during the time of Executive's employment by Employers shall be returned by Executive to Employers. Executive, in the event of such termination, will not at any time impart to anyone or use any such Confidential Information. The provisions of this Section 5.1 shall survive the expiration, suspension or termination, for any reason, of this Agreement.

                  5.2. Non-Competition.

                        5.2.1. Executive agrees that he shall not, during the Restricted Period (as defined below), without the prior written consent of the Board of Directors:

                        (i) directly or indirectly (whether as a sole proprietor, partner, venturer, stockholder, director, officer, employee, or in any other capacity as principal or agent or through any person, corporation, partnership, entity or employee acting as nominee or agent) conduct or engage in or be interested in or associated with any person, firm, association, syndicate, partnership, company, corporation, or other entity which conducts or engages in the subscription television business in any geographic areas in which Employers or any of their Subsidiaries are then so engaged in business or propose to engage in business in accordance with their then-current strategic plans, nor shall Executive interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between Employers or any of their Subsidiaries, on the one hand, and any customer, supplier, lessor, lessee or employee of Employers or any of their Subsidiaries, on the other hand; provided, however, that this
Section 5.2.1(i) shall not prohibit Executive from owning beneficially or of record not more than 5% of the outstanding equity securities of any entity whose equity securities are registered under the Securities Act of 1933, as amended, or are listed for trading on any United States or foreign stock exchange; or

                        (ii) solicit, induce or attempt to induce any employee of Employers or any of their Subsidiaries to terminate his or her employment relationship in order to enter into employment with any business which shall be in competition with any


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business conducted by Employers or any of their Subsidiaries between the date hereof and the end of the Restricted Period.

                        5.2.2. As used in this Agreement, the term "Restricted Period" shall mean the period beginning on the Effective Date of this Agreement and ending on (a) the second anniversary of the date this Agreement is terminated, if this Agreement is terminated by the Board or Directors for Cause or in the event of a voluntary termination by Executive of his employment which does not constitute a Termination Without Cause, or (b) the first anniversary of the date this Agreement is terminated, in the event a Termination Without Cause occurs.

                        5.2.3. It is the desire and intent of the parties that the provisions of this Section 5 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this
Section 5 shall be adjudicated to be invalid or unenforceable, this Section 5 shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this paragraph in the particular jurisdiction in which such adjudication is made.

                        5.2.4. If there is a breach or threatened breach of the provisions of Sections 5.1 or 5.2 of this Agreement, Employers shall be entitled to an injunction restraining Executive from such breach. Nothing herein shall be construed as prohibiting Employers from pursuing any other remedies for such breach or threatened breach.

            6. Insurance. Either TV Filme, ITSA or both may, at their election and for their benefit, insure Executive against accidental loss or death, and Executive shall submit to such physical examination and supply such information as may be reasonably required in connection therewith.

            7. Effective Date. This Agreement shall be effective automatically upon consummation of the Initial Public Offering.

            8. Indemnification. TV Filme shall indemnify Executive, in his capacity as an executive officer and/or director of TV Filme to the fullest extent permissible under the laws of the State of Delaware, and shall obtain directors' and officers' reimbursements and liability insurance in connection therewith. In addition, TV Filme and Executive shall enter into an Indemnification Agreement (the "Indemnification Agreement"), a form of which is attached hereto as Exhibit C.

            9. Miscellaneous. This Agreement together with the Stock Option Plan, the Stock Option Agreement and the Indemnification Agreement: (a) constitute the entire agreement of the parties with respect to its subject matter and supersede all previous agreements or understandings, whether oral or written; (b) may not be amended or modified except by a written instrument signed by all the parties; (c) are binding upon and will inure to the benefit of the parties and their respective successors, transferees, personal representatives, heirs, beneficiaries and permitted assigns; (d) may be executed in duplicate originals. This


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Agreement shall be governed by and interpreted in accordance with the laws of
Brazil, without regard to its conflict of laws rules.

            10. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered by hand delivery by independent courier service, or by facsimile transmission, addressed as follows:

                  If to Executive:  c/o TV Filme, Inc.
                                    c/o ITSA-Intercontinental
                                        Telecomunicacoes Ltda.
                                    SCS, Quadra 07-Bl.A
                                    Ed. Executive Tower
                                    Sala 601
                                    70.300-911 Brasilia/DF BRAZIL
                                    Attention:  Hermano Studart Lins de
                                                Albuquerque

                  If to Employers:  TV Filme, Inc.
                                    ITSA-Intercontinental Telecomunicacoes Ltda.
                                    c/o Warburg, Pincus Investors, L.P.
                                    466 Lexington Avenue
                                    10th Floor
                                    New York, New York 10017
                                    Attention:  Douglas M. Karp
                                                Chairman of the Board of TV
                                                Filme, Inc.

or to such other address as any party hereto may from time to time give notice of to the other parties in the aforesaid manner. Any notice delivered in the manner set forth in this Section 10 shall be deemed as of the date of delivery in the case of hand delivery, and upon confirmation of receipt in the case of facsimile transmission.

            11. Waiver. The failure of any party to exercise any right or remedy under this Agreement shall not constitute a waiver of such right or remedy, and the waiver of any violation or breach of this Agreement by a party shall not constitute a waiver of any prior or subsequent violation or breach. No waiver under this Agreement shall be valid unless in writing and executed by the waiving party.

            12. Severability. If any provision of this Agreement is determined by a court or other governmental authority to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement. Further, the provision that is determined to be invalid, illegal or unenforceable shall be reformed and construed to the extent permitted by law so that it will be valid, legal and enforceable to the maximum extent possible.


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            13. Headings. The headings used in this Agreement are included for the convenience of the parties for reference purposes only and are not to be used in construing or interpreting this Agreement.

            14. No Third Party Beneficiaries. Except as provided herein, this Agreement shall not be deemed to confer in favor of any third parties any rights whatsoever as a third-party beneficiary.

            15. Successor and Assigns. This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder (except for an assignment or transfer by an Employer to a successor as contemplated by the following proviso); provided, however, that the provisions hereof shall inure to the benefit of, and be binding upon and enforceable by, any successor of an Employer, whether by merger, consolidation, transfer of all or substantially all of the assets of such Employer, or otherwise, and upon Executive, his heirs, executors, administrators and legal representatives.


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            IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                               TV FILME, INC.


                               By: /s/ Carlos Andre Studart Lins de Albuquerque
                                   ---------------------------------------------
                               Name: Carlos Andre Studart Lins de Albuquerque
                               Title:  President


                               ITSA-INTERCONTINENTAL
                               TELECOMUNICACOES LTDA.


                               By: /s/ Carlos Andre Studart Lins de Albuquerque
                                   ---------------------------------------------
                               Name: Carlos Andre Studart Lins de Albuquerque
                               Title:  Director


                               EXECUTIVE


                               /s/  Hermano Studart Lins de Albuquerque
                               ----------------------------------------
                                    Hermano Studart Lins de Albuquerque


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                                    EXHIBIT A

                            FORM OF STOCK OPTION PLAN
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                                    EXHIBIT B

                         FORM OF STOCK OPTION AGREEMENT
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                                    EXHIBIT C

                        FORM OF INDEMNIFICATION AGREEMENT